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                                                                  EXHIBIT (k)(4)



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                                 March 10, 1998





The Zweig Total Return Fund, Inc.
900 Third Avenue
New York, NY  10022



                          LETTER OF AGREEMENT




This Letter of Agreement (the "Agreement") sets forth the terms and conditions under which Georgeson & Company Inc. ("Georgeson") has been retained by The Zweig Total Return Fund, Inc. ("The Zweig Total Return Fund, Inc.") as Information Agent for its Rights Offering. The term of the Agreement shall be the term of the Offer.



      1. During the term of the Agreement, Georgeson will: provide advice and consultation with respect to the planning and execution of the Offer; assist in the preparation and placement of newspaper ads; assist in the distribution of Offer documents to brokers, banks, nominees, institutional investors, and other shareholders and investment community accounts; answer collect telephone inquiries from shareholders and their representatives; and, if requested, call individuals who are registered holders.



      2. The Zweig Total Return Fund, Inc. will pay Georgeson a fee of $12,500.00, of which half is payable in advance per the enclosed invoice and the balance at the expiration of the Offer, plus an additional fee to be mutually agreed upon if the Offer is extended more than fifteen days beyond the initial expiration date. If Georgeson is requested to call individuals who are registered holders of Common Stock or non-objecting beneficial owners (NOBO's) of The Zweig Total Return Fund, Inc., The Zweig Total Return Fund, Inc. will pay Georgeson an additional sum computed on the basis of $4.50 per call. In addition, The Zweig Total Return Fund, Inc. will reimburse Georgeson for reasonable costs and expenses incurred by Georgeson in fulfilling the Agreement, including but not limited to: expenses incurred by Georgeson in the preparation and placement of newspaper ads, including typesetting and space charges; postage and freight charges incurred by Georgeson in the delivery of Offer documents; printing costs; charges for the production of shareholder lists (paper, computer cards, etc.), statistical analyses, mailing labels, or other forms of information requested by The Zweig Total Return Fund, Inc. or its agents and other expenses or disbursements authorized by The Zweig Total Return Fund, Inc. or its agents.



      3. If requested, we will check, itemize and pay, on your behalf, from funds provided by you, the charges of brokers and banks, with the exception of ADP Proxy Services which will bill you directly, for forwarding Offer material to beneficial owners. To ensure that we have sufficient funds in your account to pay these bills promptly, you agree to provide us, at the time we complete the initial delivery of this material, with a preliminary payment equal to 75% of the anticipated broker and bank charges for distributing this material. For this service, you will pay us five dollars and fifty cents ($5.50) for each broker and bank invoice paid by us. If you prefer to pay these bills directly, please strike out and initial this clause before returning the Agreement to us.



      4. Georgeson hereby agrees not to make any representations not included in the Offer documents.



      5. The Zweig Total Return Fund, Inc. agrees to indemnify and hold Georgeson harmless against any loss, damage, expense (including, without limitation, legal and other related fees and expenses), liability or claim arising out of Georgeson's fulfillment of the Agreement (except for any loss, damage, expense, liability or claim arising out of Georgeson's own negligence or misconduct). At its election, The Zweig Total Return Fund, Inc. may assume the defense of any such action. Georgeson hereby agrees to advise The Zweig Total Return Fund, Inc. of any such liability or claim promptly after receipt of any notice thereof. The indemnification contained in this paragraph will survive the term of the Agreement.



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      6.    Georgeson agrees to preserve the confidentiality of all non-public information provided by The Zweig Total Return Fund, Inc. or its agents for our use in providing services under this Agreement, or information developed by Georgeson based upon such non-public information.



IF THE ABOVE IS AGREED TO BY YOU, PLEASE SIGN AND RETURN THE ENCLOSED DUPLICATE OF THIS AGREEMENT TO GEORGESON & COMPANY INC., WALL STREET PLAZA, NEW YORK, NEW YORK 10005, ATTENTION: MARCY ROTH, CONTRACT ADMINISTRATOR.




ACCEPTED:                          Sincerely,



THE ZWEIG TOTAL RETURN FUND, INC.  GEORGESON & COMPANY INC.



By:   /s/ Jeffrey Lazar            By:  /s/ Kay De Angelis





Title:  Vice President             Title: Senior Managing Director



Date: 3/23/98



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